EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-3: Nos. 333-179875, 333-157882 and 333-155672, and Form S-8: Nos. 333-100001, 333-99989, 333-46678, 333-36793, 333-36409, 333-135696, 333-160171 and 333-183656) of State Street Corporation of our reports dated February 21, 2014, with respect to the consolidated financial statements of State Street Corporation and the effectiveness of internal control over financial reporting of State Street Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.
/s/ Ernst & Young LLP
Boston, Massachusetts
February 21, 2014